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                                                                    EXHIBIT 11.1

                       TRANSACT TECHNOLOGIES INCORPORATED
                        Computation of Earnings Per Share
                                   (unaudited)

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
                                                                   THREE MONTHS ENDED          NINE MONTHS ENDED
                                                                      SEPTEMBER 30,              SEPTEMBER 30,
(In thousands, except per share data)                           2003           2002          2003           2002
                                                               -------       -------       -------       -------
Net income (loss)                                              $ 1,140       $  (709)      $ 1,729       $  (549)
Dividends and accretion on preferred stock                         (90)          (90)         (269)         (269)
                                                               -------       -------       -------       -------
Net income (loss) available to common
   Shareholders                                                $ 1,050       $  (799)      $ 1,460       $  (818)
                                                               =======       =======       =======       =======

Shares:
   Basic - Weighted average common shares
      Outstanding                                                5,830         5,645         5,748         5,625
   Dilutive effect of outstanding options and
      warrants as determined by the treasury
      stock method                                                 491            --           309            --
                                                               -------       -------       -------       -------
   Dilutive - Weighted average common and
      common equivalent shares outstanding                       6,321         5,645         6,057         5,625
                                                               =======       =======       =======       =======

Net income (loss) per common and common equivalent share:
      Basic                                                    $  0.18       $ (0.14)      $  0.25       $ (0.15)
                                                               =======       =======       =======       =======
      Diluted                                                  $  0.17       $ (0.14)      $  0.24       $ (0.15)
                                                               =======       =======       =======       =======
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